Exhibit 99.1

April 10, 2025

Dear InPoint Stockholder:

We are pleased to share an update on InPoint Commercial Real Estate Income, Inc. (InPoint or the Company). As part of our commitment to deliver attractive current income, InPoint has declared a distribution of $0.1042 per share for stockholders of record as of March 31, 2025, which represents an annualized yield of 7.66%1. This distribution, payable on or about April 17, 2025, reflects the strength of our portfolio and our disciplined investment approach.

We continue to navigate the evolving commercial real estate (CRE) debt market while prioritizing stockholder value and long-term growth. Since my appointment as Chief Executive Officer and Board member in December 2024, my focus has been on enhancing communication and positioning the Company’s portfolio for potential future strategic alternatives, as discussed in more detail below. Having served as President of InPoint’s advisor since 2021 and being involved with the portfolio since 2016, I bring a deep understanding of the Company’s investment objectives and opportunities.

Market Dynamics and Portfolio Resilience

The CRE and CRE debt markets have faced headwinds primarily due to monetary tightening policies. However, with easing inflation and interest rate reductions in late 2024, we are seeing renewed debt market activity. In recent years, widening interest rate spreads between CRE lending and Treasuries have significantly increased borrowing costs for CRE investors. We are now seeing spreads come down, aligning closer with historical averages. Narrower spreads, combined with lower floating benchmarks that determine a borrower’s total financing rate, and stabilizing property values will make refinancing a more viable option for many borrowers.

As of December 31, 2024, InPoint’s diversified portfolio consisted of 25 loans with an outstanding principal balance of approximately $563 million. The portfolio is diversified across property types and regions. Multifamily loans made up 67% of the portfolio, office loans made up 20% of the portfolio, and industrial loans made up 6% of the portfolio. Geographically, 35% of the portfolio is located in the Southeast, 35% in the Southwest, 13% in the West, and 10% in the Mid-Atlantic.

Additionally, we have three real estate owned assets with a total fair market value of $44 million – two office properties in Dallas, TX, and a multifamily property in Portland, OR. Our strategy is to enhance the operating performance of these properties and position them for sale when market conditions are optimal.

Positioning for Strategic Opportunities

Looking ahead, we are positioning InPoint for a future strategic alternative when capital market conditions have improved. This effort is designed to enhance stockholder value and potentially offer investors access to some liquidity. We continue to work with borrowers to ensure their ongoing commitment to their respective properties, often in the form of additional capital in escrow for tenant improvements, leasing commissions, and interest rate protections. In addition, we are prudent in providing loan extensions and restructurings.

1 Based on the Class I net asset value of $16.32 per share as of February 28, 2025

We remain committed to transparent communication and disciplined portfolio management. We appreciate your ongoing support as we continue to pursue the long-term success of the Company and stockholders. If you have any questions regarding this update or your investment in InPoint, please contact your financial professional or Inland Investor Services at 866-MY-INLAND (866-694-6526).

Sincerely,

InPoint Commercial Real Estate Income, Inc.

Denise Kramer, CFA

Chief Executive Officer

Cautionary Note Regarding Forward-Looking Statements and Distributions

Certain statements in this letter constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Words such as “may,” “could,” “should,” “expect,” “intend,” “plan,” “goal,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “variables,” “potential,” “continue,” “expand,” “maintain,” “create,” “strategies,” “likely,” “will,” “would” and variations of these terms and similar expressions indicate forward-looking statements. These forward-looking statements reflect the intent, belief or current expectations of our management based on their knowledge and understanding of the business and industry, the economy and other future conditions. These statements are not factual or guarantees of future performance, and we caution stockholders not to place undue reliance on them. Actual results may differ materially from those expressed or forecasted in forward-looking statements due to a variety of risks, uncertainties and other factors, including but not limited to risks related to blind pool offerings, best efforts offerings, use of short-term financing, borrower defaults, changing interest rates, and other risks detailed in the Risk Factors section in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 14, 2025 and made available on our website. Forward-looking statements reflect our management’s view only as of the date of this letter and may ultimately prove to be incorrect. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results except as required by applicable law. We intend for these forward-looking statements to be covered by the applicable safe harbor provisions created by Section 27A of the Securities Act and Section 21E of the Exchange Act.

InPoint cannot guarantee that it will make distributions. Past distributions have not been covered by InPoint’s earnings and have been and may again be funded from sources other than cash flows from operating activities. The distributions received by holders of Class D, Class S and Class T common stock will be less than the gross distribution amounts received by holders of other classes of our common stock because the amount of the distributions received by Class D, Class S and Class T holders are net of stockholder servicing fees applicable to these classes, respectively, and the annualized rate for these classes will be lower than for the other classes accordingly. Please see our website for the annualized distribution rate for each class of our common stock.

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